Exhibit 16.1

August 4, 2015

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

We have read the statements that Tauriga Sciences, Inc. (the “Registrant”) will include under Item 4.02(b) stating that the previously issued financial statements for the year ended March 31, 2014, included in the Company’s Form 10-K should not be relied on.

We agree with such statements regarding our firm.

Respectfully submitted,

/s/ KBL, LLP
KBL, LLP
New York, NY